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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Current Report on Form 8-K of our report dated May 1, 1998 covering the financial statements of European Touch, Ltd. II ("European Touch II") and the incorporation by reference of this report in the previously filed Registration Statements on Forms S-8 No. 333-43599 and No. 333-47131, filed on December 31, 1997 and February 27, 1998, respectively. It should be noted that we have not audited any financial statements of European Touch II subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.

                                        /s/ Arthur Andersen LLP
                                        ---------------------------
                                        Arthur Andersen LLP

Phoenix, Arizona,
   June 22, 1998